Exhibit 99.1

Aethlon Medical Releases Shareholder Update

SAN DIEGO, April 17, 2019 - Aethlon Medical, Inc. (Nasdaq: AEMD), today released the following shareholder update authored by its CEO, Timothy C. Rodell, M.D.

To Aethlon Medical, Inc. Shareholders:

In December of last year, Aethlon completed a restructuring of management and the board of directors with my arrival as Interim CEO, joining CFO Jim Frakes on the management team. This followed the addition of Charles “Chuck” Fisher, M.D. to the board, his subsequent election as Chairman and the addition of two industry veterans, Sabrina Martucci Johnson and Guy Cipriani to join our experienced existing directors, Edward Broenniman and Chetan Shah, M.D. This board and management team has over 100 years of experience in healthcare companies, combining clinical and preclinical development, regulatory strategy, operations, business development and financing in large and small company settings and has taken multiple products from the research lab through late stage clinical trials, regulatory approval and commercial success.

With Chuck and the board’s support and advice, our team is now working on executing a plan to advance Aethlon’s unique Hemopurifier through clinical trials and regulatory approvals, toward ultimate commercialization as quickly and efficiently as possible. This process should be accelerated by the FDA’s designation of the Hemopurifier as a “Breakthrough Device” for both viral diseases and cancer.

The development process has a number of required steps, beginning with ensuring a reproducible and qualified manufacturing process for supply of the devices, setting up quality systems to assure sterility, stability and reproducibility of the product supply, generating supportive pre-clinical data and finally, clinical trials to demonstrate initially safety and ultimately clinical efficacy.

Much of this work had already been initiated prior to my arrival and as you know, over 30 patients with viral diseases, including hepatitis C, HIV and Ebola, have been treated to date with encouraging safety and early viral clearance data. We intend to build on this experience in treating viral diseases, however, hepatitis C is no longer a relevant commercial target because of the advent of direct acting antiviral drugs that can cure over 90% of patients with once a day oral treatment. Diseases like Ebola represent opportunities for anecdotal use of the Hemopurifier and we intend to continue to provide Hemopurifiers for the treatment of patients returning from endemic areas, but because there is none of the infrastructure required for Hemopurifier deployment in the areas where Ebola and similar viruses are endemic, the type of controlled trials that would be required for commercial approval in these indications are impossible to conduct.

For these reasons, the Company has chosen to focus its primary development efforts in cancer where sub-cellular particles called exosomes, which share both size and sugar coating or glycosylation patterns with viruses, can also be removed by the Hemopurifier. Exosomes have recently been demonstrated to play multiple roles in the progression of many different, and potentially all, cancers including initiating and accelerating metastasis or spreading of the tumor from its site of origin, resistance to chemotherapies and targeted agents and, perhaps most importantly, mediating immunosuppression that shields the tumor from the patients’ immune system. For these reasons, we believe that treatment with the Hemopurifier to remove circulating exosomes could have a positive impact on cancer patients.

1

We are now communicating with the FDA and preparing for clinical trials in cancer. As noted above, the Breakthrough designation allows for very efficient communication with and feedback from the FDA and can have an impact on how much data is required prior to approval, versus in the post marketing setting, however, it does not change the requirement for substantial evidence of safety and efficacy prior to approval.

Through our subsidiary, Exosome Sciences, Inc., we also continue to investigate the potential for exosome-based diagnostics for conditions, including chronic traumatic encephalopathy (CTE).

We look forward to sharing our progress on all of these fronts and discussing the development process with you as early and completely as possible.

Timothy C. Rodell, M.D.	Charles J. Fisher, Jr., M.D.
Interim Chief Executive Officer	Chairman

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Statements containing words such as "may," "believe," “should”, "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. Factors that may contribute to such differences include, without limitation, the Company's ability to develop and commercialize the Hemopurifier, that the FDA will not approve the initiation or continuation of the Company's clinical programs or provide market clearance of the Hemopurifier, the Company's ability to raise capital when needed, the Company's ability to complete the development of its planned products, the Company's ability to manufacture its products either internally or through outside companies, the impact of government regulations, patent protection on the Company's proprietary technology, product liability exposure, uncertainty of market acceptance, competition, technological change, and other risk factors. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended March 31, 2018, and in the Company's other filings with the Securities and Exchange Commission. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.

Contacts:

Jim Frakes

Chief Financial Officer

Aethlon Medical, Inc.

858-459-7800 extension 3300

Jfrakes@aethlonmedical.com

2